Exhibit 1(j)
ARTICLES SUPPLEMENTARY

TO

ARTICLES OF INCORPORATION

OF

ST. CLAIR MONEY MARKET FUND, INC.



	ST. CLAIR MONEY MARKET FUND, INC., a Corporation organized under the laws of the State of Maryland, having its principal office in Maryland at c/o The Corporation Trust Incorporated, 32 South Street, Baltimore, Maryland 21202 (hereinafter the "Corporation"), does hereby certify to the State Department of Assessments and Taxation that:

	FIRST: Pursuant to Section 2-208 of the Maryland General Corporation Law, the Board of Directors of the Corporation, by resolutions unanimously adopted by such Board on September 11, 1986, has classified all of the One Billion (1,000,000,000) authorized and previously unclassified shares of capital stock of the Corporation (par value One Mill ($.001) per share) into two classes, designated as Class A Common Stock and Class B Common Stock, each such class of Common Stock having allocated to it Five Hundred Million (500,000,000) shares of capital stock of the Corporation.

	Each share of Class A Common Stock and Class B Common Stock shall have all of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption that are set forth in the Articles of Incorporation of the Corporation with respect to its shares of capital stock.



	SECOND: The shares of Class A Common Stock and Class B Common Stock of the Corporation classified as described in Article FIRST of these Articles Supplementary have been classified by the Corporation's Board of Directors under the authority contained in the charter of the Corporation.

	IN WITNESS WHEREOF, ST. CLAIR CORPORATE DIVIDEND FUND, INC., has caused these presents to be signed in its name and on its behalf by its President and its corporate seal to be hereunto affixed and attested by its Secretary on this 19th day of December 1986.






ST. CLAIR MONEY MARKET FUND, INC.


By:	/s/ Francis J. Bruzda
	President


[SEAL]

Attest:


/s/ James W. Jennings
Secretary



CERTIFICATE



	THE UNDERSIGNED, President of ST. CLAIR MONEY MARKET FUND, INC., who executed on behalf of said Corporation the attached Articles Supplementary to Articles of Incorporation of said Corporation, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the attached Articles Supplementary to be the corporate act of said Corporation, and certifies that to the best of his knowledge, information and belief the matters and facts set forth in the attached Articles Supplementary with respect to authorization and approval are true in all material respects, under the penalties for perjury.








/s/ Francis J. Bruzda




Dated:	December 19th, 1986


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